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                                                                    EXHIBIT 21.1


21.1  Subsidiaries of the Registrant include:

      a.  Tripod, Inc., a Delaware corporation, doing business as "Tripod;"

      b. WiseWire, Inc., a Pennsylvania corporation, doing business as "WiseWire;"

      c. WhoWhere, Inc., a California corporation, doing business as "WhoWhere;"

      d. GuestWorld, Inc., a Delaware corporation, doing business as "GuestWorld"; and

      e. BF Acquisition Corp., a Delaware corporation, doing business as "BF Acquisition Corp."